Exhibit 99.1

800 Second Avenue New York, NY 10017	Tel 212 682 6300 Fax 212 697 0910

Compass Diversified Trust	Investor Relations Contact:
Jim Bottiglieri	KCSA Worldwide
Chief Financial Officer	Jeffrey Goldberger / Garth Russell
203.221.1703	212.896.1249 / 212.896.1250
jim@compassequity.com	jgoldberger@kcsa.com / grussell@kcsa.com
Compass Diversified Trust Announces Results From
Annual Meeting of Shareholders
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Revolving Credit Facility Increased to $300 million
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Westport, CT, May 29, 2007 – Compass Diversified Trust (NASDAQ: CODI) and Compass Group Diversified Holdings LLC (collectively, the “Trust” or “CODI” or the “Company”) announced today the results from the Company’s Annual Meeting of Shareholders held on Friday, May 25, 2007, in Norwalk, CT. At the meeting, the Shareholders of the Company approved all resolutions put before them, including the election of two Class I directors, the adoption of an amendment to the Company’s Trust Agreement and the appointment of the Company’s independent auditor.
Harold S. Edwards and Mark H. Lazarus were elected Class I directors to serve on the Company’s Board of Directors until the 2010 Annual Meeting. Harold S. Edwards has been the president and chief executive officer of Limoneira Company, an agricultural, real estate and community development company, since November 2004 and has served as a director of the Company since April 2006. Mark H. Lazarus has been the president of Turner Entertainment Group since 2003 and has served as a director of the Company since April 2006.
The Shareholders also approved an amendment to the Company’s Trust Agreement. Such amendment provides that the Trust Agreement may be amended without shareholder approval so that the Trust will be treated as a partnership for federal income tax purposes and authorizes the addition to the Trust Agreement of any provisions that are customary, necessary or useful for an entity treated as a partnership for federal income tax purposes.
Finally, at the meeting the Shareholders ratified the appointment of Grant Thornton LLP as independent auditor for the Company for the fiscal year ending December 31, 2007.
On May 23, 2007 the Company amended its credit facility with a group of lenders led by Madison Capital Funding LLC to increase the revolving loan commitment by $45 million. The expanded credit facility now provides for $300 million in revolving loans, subject to borrowing base restrictions.
Invester Relations, Public Relations & Marketing Communications

About Compass Diversified Trust
CODI was formed to acquire and manage a group of profitable middle market businesses that are headquartered in North America. CODI provides public investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms or wealthy individuals or families. CODI’s disciplined approach to its target market provides opportunities to methodically purchase attractive businesses at values that are accretive to its shareholders. For sellers of businesses, CODI’s unique structure allows CODI to acquire businesses efficiently with no financing contingencies and, following acquisition, to provide its companies with substantial access to growth capital.
Upon acquisition, CODI works with the executive teams of its subsidiary companies to identify and capitalize on opportunities to grow those companies’ earnings and cash flows. These cash flows support distributions to CODI shareholders, which are intended to be steady and growing over the long term.
Subsidiary Businesses
Aeroglide Holdings, Inc. and its consolidated subsidiaries, referred to as Aeroglide, is a designer and manufacturer of industrial drying and cooling equipment, primarily used in the production of a variety of human foods, animal and pet feeds, and industrial products. Aeroglide is based in Cary, NC and was founded in 1940.
Anodyne Medical Device, Inc. and its consolidated subsidiaries, referred to as AMD, is a manufacturer of medical support surfaces and patient positioning devices, primarily used for the prevention and treatment of pressure wounds experienced by patients with limited or no mobility. AMD is based in Los Angeles, CA and was founded in 2005.
CBS Personnel Holdings, Inc. and its consolidated subsidiaries, referred to as CBS Personnel, is a provider of temporary staffing services in the United States. CBS Personnel is headquartered in Cincinnati, OH, operates 144 branch locations in 18 states and was founded in 1970.
Compass AC Holdings, Inc. and its consolidated subsidiary, referred to as Advanced Circuits, is a manufacturer of low-volume quick-turn and prototype rigid printed circuit boards (“PCBs”). Advanced Circuits is based in Aurora, CO and was founded in 1989.
Halo Lee Wayne LLC and its consolidated subsidiaries, referred to as Halo, is a distributor of customized promotional products and serves more than 30,000 customers as a one-stop-shop resource for design, sourcing, management and fulfillment across all categories of its customers’ promotional products needs. Halo is based in Sterling, IL and was founded in 1952.
Silvue Technologies Group, Inc. and its consolidated subsidiaries, referred to as Silvue, is a developer and manufacturer of proprietary, high-performance coating systems for polycarbonate, glass, acrylic, metals and other substrate materials used in the premium eyewear, aerospace, automotive and industrial markets. Silvue is based in Anaheim, CA and was founded in 1986.
To find out more about Compass Diversified Trust, please visit www.compassdiversifiedtrust.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2006 and the Form 10Q filed by CODI for the quarter ended March 31, 2007 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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